Exhibit 99.1

Boston Private Financial Holdings Announces Executive Changes

Vice Chairman Walt Pressey to Retire from the Company; Segment CEO Jay Cromarty to Leave the Company

Boston - October 8, 2010 - Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) today announced that Walter M. Pressey, Vice Chairman, will retire from the Company and that J.H. “Jay” Cromarty will be leaving his position as Executive Vice President and Chief Executive Officer of the Wealth Advisory and Investment Management Groups at Boston Private. Both changes are effective October 15, 2010.

Mr. Pressey has been with the Company for fourteen years, and has served in a variety of positions including President, Chief Financial Officer and Chief Risk Officer as well as a Director of the firm and several of its affiliates. He has most recently been the Vice Chairman of the Company. Mr. Pressey will also retire from the Board of Directors effective October 15, 2010.

“Walt is a true professional who has given deeply of himself on behalf of the Company,” said Stephen M. Waters, Chairman of the Board. “He has been integrally involved in all aspects of corporate life, working tirelessly for our shareholders, clients and employees and he has been a ‘face’ and ‘voice’ of the Company working with investors and analysts. We are all grateful for his leadership and his contributions and we wish him well.”

Mr. Pressey commented, “I’ve seen a lot of variations of the banking business model so far in my career. Boston Private’s is unique among them and I am proud of my small part in creating this model. There is no finer group of colleagues and I will miss them deeply. Although I am looking forward to spending more time on both my golf game and my grand-parenting expertise, I also intend to remain active in the financial community and expect to continue to provide advice and counsel to those in the industry who find it beneficial.”

“On behalf of the executive management team and the staff here at the Company, I want to wish Walt all the best. He has been a mentor to many of our team members, and has shown himself to be a true leader,” said Clay Deutsch, CEO and President of BPFH. “We will all miss his amazing kindness, warm personal approach and deep institutional knowledge.”

BPFH also announced the departure of Mr. Cromarty, who is leaving the Company to become Chairman of Red Rock Strategic Partners, a consulting firm focused on the wealth management industry. Mr. Cromarty’s position will not be filled. BPFH’s wealth advisory and investment management affiliates will report directly to BPFH CEO Clay Deutsch.

“Jay has been a valuable part of the team that has helped build Boston Private into the company it is today,” said Mr. Deutsch. “In particular, Jay was instrumental in successfully executing on a number of strategic initiatives including several recent divestitures that substantially strengthened our wealth management business. On behalf of the Board of Directors and the management team at Boston Private, I want to sincerely thank Jay for his contributions and wish him the very best in his future endeavors.”

Mr. Cromarty joined BPFH in 2004 as Executive Vice President and was most recently the CEO for the firm’s Investment and Wealth Advisory businesses. He came to BPFH from State Street Global Advisors where he served as President of the firm’s strategic venturing business, Global Alliance. Previously, Mr. Cromarty served in a variety of senior executive roles with asset management organizations in the United States and Europe.

Boston Private Financial Holdings, Inc.

Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) is a national financial services organization comprised of affiliates located in key regions of the U.S. that offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company enters demographically attractive markets through selective acquisitions and then expands by way of organic growth. It employs a distinct business strategy, empowering its affiliates to serve their clients at the local level, while at the same time providing strategic oversight and access to resources, both financial and intellectual, to support management, compliance and risk management, legal, marketing, and operations.

For more information about BPFH, visit the Company’s website at www.bostonprivate.com.

Note to Editors:

Boston Private Financial Holdings, Inc. is not to be confused with Boston Private Bank & Trust Company. Boston Private Bank & Trust Company is a locally-operated and wholly-owned subsidiary of BPFH.

Contacts:

Boston Private Financial Holdings, Inc.

Catharine Sheehan, 617-912-3767

Senior Vice President, Corporate Communications

csheehan@bostonprivate.com

or

Sloane & Company

John Hartz, 857-598-4779

jhartz@sloanepr.com